Exhibit 10.1

AMENDED & RESTATED REPAYMENT AGREEMENT

This Amended & Restated Repayment Agreement (“Agreement”) is being entered into by and between Banzai International, Inc., a Delaware corporation (“Company”), and J.V.B. Financial Group, LLC acting through Cohen & Company Capital Markets Division (“Payee”), as of September 6, 2024 (the “Effective Date”). The Company and Payee are each a “Party” and collectively the “Parties” hereto.

WHEREAS, Payee has previously provided various services to the Company (the “Services”).

WHEREAS, the parties previously entered into the original Repayment Agreement on September 5, 2024 (the “Original Agreement”), pursuant to which the Company acknowledged and agreed that it incurred outstanding fees for such Services in an amount equal to One Hundred Fifteen Thousand Dollars ($115,000.00) (the “Unpaid Fee Amount”) and desired to satisfy all unpaid accounts receivable owing from the Company to the Payee for the Services through payment of the Unpaid Fee Amount in accordance with the terms of the Original Agreement.

WHEREAS, since the date of the Original Agreement, the parties agreed that the Unpaid Fee Amount shall be paid in restricted shares of the Company’s Class A Common Stock, par value $0.0001 of the Company (the “Common Stock”), based on the terms provided herein.

WHEREAS, the parties desire to enter into this Agreement in connection with the Unpaid Fee Amount to amend and restate the Original Agreement in its entirety to clarify the amount of Payment Shares (as hereinafter defined) to be issued and provide the Payee with certain registration rights relating to the Payment Shares.

NOW THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1. The Company shall satisfy the Unpaid Fee Amount by issuing to Payee that number of shares of Common Stock equal to [ ] (the “Payment Shares”) to, and in the name of, the Payee. The Company will pay any and all legal, deposit and transfer agent fees that may be incurred or charged in connection with the issuance of the Payment Shares. The Payment Shares, when issued, shall be duly authorized, validly issued, fully paid and non-assessable.

a. Conditions to Share Issuances. The ability of the Company to satisfy the Unpaid Fee Amount through the issuance of Payment Shares and to issue the Payment Shares is conditioned upon satisfaction of each of the following:

i.	The Payment Shares shall not be subject to any contractual lock-ups;

ii.	This Agreement shall have been signed by the Company and Payee; and

iii.	Trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission (the “Commission”), the Principal Market or FINRA, and the Company shall not have received any additional uncured notices of non-compliance or delisting relating to the listing or quotation of the Common Stock on the Principal Market (unless, prior to such date certain, the Common Stock is listed or quoted on any subsequent Principal Market), since the Current Report on Form 8-K that the Company filed on August 9, 2024, nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction); provided, however that the foregoing shall not include any chill placed on the Common Stock as a result of a reverse stock split implemented pursuant to the shareholder approval the Company received on August 29, 2024.

Upon the satisfaction or waiver of the conditions set forth above in Section 1(a)(i) – 1(a)(iii), the Company shall issue the Payment Shares.

b. Prior to the date of this Agreement, none of the Company or any of its affiliates have entered into any “side letters,” subscription agreements, writings, agreements or contracts with any service provider of the Company or any subsidiary or affiliate of the Company (collectively, the “Company Entities”) in connection with the issuance, or an agreement to issue, equity of the Company in consideration for fees owed by the Company Entities to any such service provider (each, a “Side Agreement”), which contain terms that have the effect of establishing rights more favorable to any such service provider than the rights established in favor of the Payee as set forth herein. The Company shall promptly notify the Payee of any Side Agreements entered into by any of the Company Entities on or after the date hereof that establishes rights under, or alters or supplements the terms of, any agreement that has the effect of establishing rights more favorable to any such service provider than the rights established in favor of the Payee, directly or indirectly, by this Agreement. Such notice shall set forth a summary of the more favorable rights contain in such Side Agreement and the Payee shall be entitled to elect to receive the same rights granted in such Side Agreement effective as of the date of such Side Agreement if the Payee advises the Company of such election within 30 days of the Payee’s receipt of a such notice.

c. Definitions. For purposes of this Section 1, the following terms shall have the meanings set forth below:

“Primary Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

“Trading Day” shall mean a day on which the Common Stock is quoted or traded on a primary market on which the Common Stock is then quoted or listed; provided, that in the event that the Common Stock is not listed or quoted, then Trading Day shall mean a business day.

“VWAP” shall mean for any Trading Day, the daily volume weighted average price of the Common Stock for such Trading Day on the principal market during regular trading hours as reported by Bloomberg L.P. through its “AQR” function.

d. Registration Right. The Company hereby covenants and agrees to file a Registration Statement on Form S-1 with the Commission (such Registration Statement, together with any prospectus, prospectus supplement or amendment thereto, the “Registration Statement”) for the public resale of the Payment Shares (the “Registrable Securities”). The Company shall use reasonable best efforts to cause the Registration Statement to be filed within 60 days after the Effective Date (the “Filing Deadline” and the date the Registration Statement is filed is hereinafter referred to as the “Filing Date”) and to cause the Registration Statement to become effective within 90 days after the Effective Date (the “Effectiveness Deadline”); provided, however, that the Effectiveness Deadline shall be extended to one hundred and fifty (120) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Following effectiveness of the Registration Statement, Company shall use reasonable best efforts to keep the Registration Statement continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission, until the date that all Registrable Securities covered by the Registration Statement shall be disposed of pursuant to the Registration Statement.

2. Top Off. If the “Minimum Price” as defined under Nasdaq Rule 5635(d) (provided, for purposes of determining the Minimum Price, the reference to “the signing of the binding agreement” shall mean “the date the Registration Statement is declared effective”)on the the date the Registration Statement is declared effective is less than $[ ], the Company shall issue immediately issue (and in any event within one business day) Payee that number of additional shares of Common Stock as is necessary to equal the Unpaid Fee Amount if such amount were to be paid on the date the Registration Statement is declared effective. Any such shares of Common Stock issued pursuant to this Section 2 shall be duly authorized, validly issued, fully paid and non-assessable and shall be registered for resale under the Securities Act of 1933, as amended, or otherwise freely tradeable, as of the date of issuance and will be delivered in book entry form in the name of, and delivered to, Payee (or its designee) on the date of issuance. . The Company covenants that during the period until the Registration Statement is declared effective, Company will reserve from its authorized and unissued Common Stock the number of shares (subject to adjustment for any stock split, reverse stock split or the like) for future issuance that is reasonably expected to be issued in accordance with the terms of this Agreement. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock which may be issued under the terms of the Agreement, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for issuance under the terms of this Agreement. The Company acknowledges that it will irrevocably instruct its transfer agent to reserve the Common Stock issuable under the terms of this Agreement.

3. Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTION OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

4. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5. Exercise of Remedies. No delay or omission on the part of Payee in the exercise of any right or remedy under this Agreement shall operate as a waiver thereof, and no partial exercise of any right or remedy, acceptance of a past due installment or other indulgences granted from time to time shall be construed as a novation of this Agreement or precludes other or further exercise thereof or the exercise of any other rights or remedy.

6. Amendment; Third Party Beneficiary. Any provision of this Agreement may be amended or waived only with a written instrument duly executed by the Company and the Payee. There are no third party beneficiaries of this Agreement.

7. Representation by Separate Counsel. Payee previously represented the Company as legal counsel in certain matters, but that representation has concluded. Payee, its partners, and its attorneys are not advising and have not advised the Company regarding the issues out of which this Agreement arises or whether to enter into this Agreement or any other agreement with Payee or otherwise in any way in connection with the subject matter of this Agreement. The Company has been given the opportunity to obtain its own representation, and Payee has specifically recommended that the Company receive its own advice in connection with the consideration, negotiation, and drafting of this Agreement, including without limitation the advisability of whether to enter into this Agreement or any other agreement with Payee regarding the subject matter of this Agreement.

8. Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the day of transmission if sent by confirmed electronic transmission during normal business hours, or if sent outside of business hours, then the business day following the date of transmission by confirmed electronic transmission, or four (4) business days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the Company or Payee, as set forth below, or at such other address as the Company or the Payee may designate by advance written notice to the other parties hereto.

If to the Company:	Banzai International, Inc.
435 Ericksen Ave, Suite 250
Bainbridge Island, Washington 98110
Attn: Joe Davy
Email:

If to the Payee:	J.V.B. Financial Group, LLC
Attn: General Counsel
Email:

9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. The Company and Payee each expressly consent to personal jurisdiction to the state and/or federal courts in Delaware in any dispute involving this Agreement. Service of any pleadings or judgments other than original process shall be affected by email, U.S. Mail, overnight couriers or other commercially acceptable means of notice.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Repayment Agreement to be executed by its duly authorized officers as of the date first written above.

Company:

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph Davy
Title:	Chief Executive Officer

J.V.B. FINANCIAL GROUP, LLC

By:
Name:
Title: